UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory,Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Apollo Gold Corporation (“Apollo”) (TSX: APG) (AMEX: AGT) announced that it has repaid early the balance of the facilities agreement owing to RMB Resource Inc. of US$1,654,000 mainly from proceeds of unwinding its hedge position with a maturity date of September 26, 2008 as more fully described below.

On October 12, 2007, Apollo entered into a US$8.0 million Facility Agreement (the “Facility Agreement”) by and among Apollo Gold and its wholly owned subsidiaries, Montana Tunnels Mining, Inc. and Apollo Gold, Inc., as borrowers and guarantors, and RMB Holdings Limited, an Australian corporation, and RMB Resources Inc., a Delaware corporation, as lenders. Also, on October 12, 2007, Apollo Gold entered into certain put and call contracts for lead and zinc as a requirement of the Facility Agreement. As of June 30, 2008, the balance of the Facility Agreement was US$1,654,000 due September 30, 2008 (the “September 2008 Obligation”) and the following put and call contracts were scheduled to expire on September 26, 2008 (the “September 2008 Contracts”):

Contract Type	Base Metal	Volume	Strike Price
Put	Lead	567 Tonnes (1,250,020 pounds)	US$1.40
Call	Lead	567 Tonnes (1,250,020 pounds)	US$1.898
Put	Zinc	891 Tonnes (1,964,316 pounds)	US$1.20
Call	Zinc	891 Tonnes (1,964,316 pounds)	US$1.539

On July 1, 2008 Apollo Gold entered into an Amendment to the Facility Agreement (the “Amendment”) and borrowed an additional US$5.1 million (the “Extended Loan Facility”) and entered into additional put and call contracts for gold, silver, lead and zinc as a requirement of the Amendment.

On August 22, 2008, Apollo Gold unwound the September 2008 Contracts early as a debt management decision since the current value of the contracts were near the September 2008 Obligation (US$1,654,000) and realized a gain of US$1,556,000. The net proceeds of US$1,556,000 plus additional cash of US$108,000 were used to repay early the September 2008 Obligation (plus interest thereon of US$10,000). As of August 22, 2008, Apollo Gold owes US$5.1 million on the Extended Loan Facility. This transaction did not affect any other terms of the Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2008

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President - Finance and Corporate Development